Exhibit 99.1

The table below specifies the date of transaction, the number of shares acquired, the weighted-average purchase price and the range of price per share of Common Stock of Republic Services, Inc. purchased by Cascade Investment, L.L.C. (“Cascade”) during the time specified.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Date of Transaction	Number of Shares of Common Stock Acquired	Weighted-Average Price Paid Per Share ($)	Range of Price Paid Per Share ($)
11/16/2012	731,169	26.9235	26.7000 – 27.0500
11/15/2012	974,506	26.5497	26.4900 - 26.6200
11/14/2012	1,173,375	26.6216	26.4800 - 26.7800
11/13/2012	8,140,552	26.8000	26.7000 - 26.8000
9/28/2012	493,810	27.3969	27.2500 - 27.5050
9/27/2012	1,005,746	27.3286	27.1800 - 27.4500
9/26/2012	195,027	27.3696	27.3450 - 27.3450